Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com November 5, 2025	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON ABU DHABI BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH PARIS SÃO PAULO SEOUL SINGAPORE TOKYO TORONTO

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special tax counsel to GCI Liberty, Inc., a Nevada corporation (“GCI Liberty”), in connection with the proposed distribution of subscription rights to acquire shares of GCI Liberty’s Series C GCI Group common stock (“Series C Rights”) by GCI Liberty to holders of GCI Liberty’s Series A GCI Group common stock, Series B GCI Group common stock, and Series C GCI Group common stock (collectively, “GCI Liberty Common Stock,” and such distribution, the “Series C Rights Distribution”). GCI Liberty has requested our opinion (the “Opinion”) regarding certain U.S. federal income tax consequences of the Series C Rights Distribution.

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-1 filed by GCI Liberty with the Securities and Exchange Commission (the “SEC”), dated as of the date hereof, together with the exhibits attached thereto (the “Registration Statement”); (ii) all other submissions to the SEC related to the Registration Statement or the Series C Rights Distribution; (iii) the officer’s certificate furnished to us by GCI Liberty, dated as of the date hereof (the “Officer’s Certificate”); and (iv) such other documents as we have considered necessary or appropriate as a basis for this Opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals

GCI Liberty

November 5, 2025

of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificate. We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise. We have also assumed that the Series C Rights Distribution and the other transactions contemplated by the Registration Statement will be consummated in accordance with their terms and in the manner described in the Registration Statement and that none of the material terms or conditions contained therein will be waived or modified in any respect. This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificate. Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Series C Rights Distribution) could affect one or more of the conclusions stated herein.

This Opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial decisions, published rulings and procedures of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date hereof. It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect. Any change in such authorities could affect one or more of the conclusions expressed herein. Opinions of counsel are not binding on courts or the Service, and there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing and the conditions, limitations, assumptions, and qualifications set forth herein and in the Registration Statement, it is our opinion that, under current U.S. federal income tax law, holders of GCI Liberty Common Stock will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the receipt of Series C Rights in the Series C Rights Distribution.

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GCI Liberty

November 5, 2025

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Series C Rights Distribution or any other transactions. This Opinion relates solely to the U.S. federal income tax consequences of the Series C Rights Distribution, and no opinion is expressed as to the tax consequences of the Series C Rights Distribution under any state, local, or foreign tax laws or under any U.S. federal tax laws other than those pertaining to income taxation. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters or changes arising after the date hereof. This Opinion is being delivered prior to the consummation of the Series C Rights Distribution and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.

We are furnishing this Opinion to GCI Liberty solely in connection with the Series C Rights Distribution and the Registration Statement. We hereby consent to the use of our name in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP